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                                                                  EXHIBIT 10.15



                                   AGREEMENT

State of Iowa Contract No. 2501.

1.0.   PARTIES AND TERM.

       This Agreement is effective this 23rd day of April, 1998, by and between IOWA INTERACTIVE, INC. (Vendor) and the STATE OF IOWA, by and through INFORMATION TECHNOLOGY SERVICES (State). The Initial Term of this contract is from the effective date up to and including September 30, 1998. The Initial Term of this contract is predicated on federal funding which will expire September 30, 1998. In the event that the State obtains an extension of time beyond September 30, 1998 from the federal funding source to expend the funds for the purpose of completing Phases I, II, and III of the Project for which the funds were granted, the State may elect, in its sole discretion, to extend this Agreement for the purpose of completing Phases I, II and III of the Project.

       In the sole discretion of the State, the State may elect to extend this Agreement beyond the Initial Term for a period not to exceed a term of Three (3) years (the First Extension Period). Following the First Extension Period, the State may elect to renew this Agreement in Two (2) year increments for an additional period not to exceed Four (4) years (Subsequent Extension Period[s]).

       The State shall determine whether to renew the Agreement and shall notify the Vendor in writing at least One Hundred Eighty (180) Days in advance of the expiration of the First Extension Period or Subsequent Extension Period. Within Thirty (30) Days of the notice to the Vendor, the parties shall agree on the length of the transition period. However, the Vendor shall not be obligated to continue to operate the Network under this subsection beyond the One Hundred Eighty (180) Days if the Network operations are incurring a net loss (as defined in the Project Plan) at the time of expiration or during the period of transition unless any such loss is reimbursed by the State during the transition period.

1.1    DEFINITIONS

       As used herein, the following terms mean:

       "Acceptance of Service" or "Accept Service" means the date on which the Project is activated by the State and use of the Project is commenced for purposes other than Testing and Acceptance following the Testing and Acceptance period.

       "Project" means the timely development and implementation of a citizen's information network, including but not limited to Phases I, II and III as described in the Request for Proposal #18001S (RFP) and provision of related services for the State, as defined and specified in the RFP, and includes, but is not limited to the purchase, maintenance and replacement of hardware,

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software, peripheral equipment, operating systems and communications equipment and connections (collectively "Network") to be provided by the Vendor.

       "Project Plan" means the document developed by the parties which outlines specifically the manner in which the Project will be developed, completed and implemented, the manner by which the Vendor shall be paid, the timelines for completion of various deliverables of the Project, and such other matters as the parties deem necessary to effectuate this Agreement. The Project Plan will also contain provisions regarding the establishment, development, maintenance, operation and expansion of the Network (Phase IV), if applicable.

       "Testing and Acceptance" means that the Vendor has completed the design, development and installation of Phases I, II and III of the Project and has completed its notification of readiness for Project testing, the State and the Vendor have completed the Project testing, all notices required to be given by the Vendor to the State or the State to the Vendor have been completed, and the Project has been accepted by the State. The Project Plan will also contain provisions establishing criteria for Testing and Acceptance for each of the Phases of the Project.

1.2    PROJECT COMPLETION; PAYMENT TO VENDOR

A. The Vendor shall complete phased implementation of the Project not later than dates to be agreed by the parties, and incorporated into the Project Plan, which is incorporated herein by reference. The Project Plan may be modified from time-to-time with the mutual agreement and consent of both parties; all such modifications shall be in writing signed by both parties to this Agreement.

B. If the Vendor fails to make timely, substantial and material progress toward the completion of the Project by the date or dates specified in subsection A above, or in the Project Plan, the State may, in its sole discretion, terminate the Agreement with the Vendor following notice of default and opportunity to cure as provided in Section 1.6 herein. In the event that the Vendor fails to complete the Project as required herein, and the State terminates the agreement with the Vendor, the State may withhold any outstanding payments to the Vendor, and pursue any other remedy provided herein and by law.

C. 1. The State declares and the Vendor acknowledges that time is of the essence in the completion of the Project, and further that the State may suffer damages if the Vendor fails to complete the Project by the date(s) specified. Specifically, the State may lose certain federal funding for the development, completion and implementation of a citizens' information network, as well as other related federal funds and may be required to reimburse the federal government for such funds previously expended by the State if the Vendor fails to complete the Project by the date or date(s) specified in Subsection A above, or in the Project Plan.

       2. If the Vendor fails to complete the Project by the date or date(s) specified in subsection A above, or in the Project Plan and the State elects to continue the Agreement with the Vendor, the State may assess the Vendor liquidated damages in the amount of One Thousand

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Dollars and No Cents ($1,000.00) for each week (seven consecutive days) in which the Vendor fails to complete Phases I, II and III of the Project. Liquidated damages shall not be considered a penalty and may be deducted from the amount of the Vendor's monthly payment. There shall be no concurrent applications of liquidated damages due to cascading failures resulting from a single failure.

       3. If the Vendor makes timely, substantial and material progress toward the completion of the Project but is not able to complete the Project prior to September 30, 1998, and further, provided that the Vendor is not in breach of a material term of the Agreement, the State will timely request an extension of time from the federal funding source in which to complete the Project. The State makes no representations with respect to the grant or denial of such a request from the federal funding source with regard to an extension.

D. The State shall pay the Vendor an amount not to exceed Five Hundred Sixty-Two Thousand Dollars and No Cents ($562,000.00) for the timely development and successful implementation of Phases I, II, and III of the Project. The Vendor may invoice the State monthly in accordance with the payment schedule set forth in Attachment 2 attached hereto and incorporated herein by reference and subject to any adjustments identified in this Agreement, liquidated damages or offsets pursuant to the terms and conditions as stated in this Agreement. Payment terms for Phase IV of the Project, if applicable, shall be incorporated into the Project Plan.

E. The Vendor shall not be reimbursed for any costs incurred by the Vendor, including but not limited to Workers Compensation costs or insurance premiums, unemployment compensation costs, taxes, costs of the Network (as defined in this Agreement) or other obligations of the Vendor associated with the provision of services requested under the RFP, except as agreed upon by the parties and incorporated herein.

F. Upon receipt of a properly submitted and appropriately documented invoice to the State, the State will promptly process and pay the invoice. If State does not pay a properly submitted and appropriately documented invoice within sixty (60) Days after presentation to the State, the Vendor may add an interest charge not to exceed one percent (1%) per month on the unpaid balance in accordance with Iowa Code Section 421.40, or the maximum allowed under section 421.40, if less than one percent (1%).

1.3    TESTING AND ACCEPTANCE

A. Testing and Acceptance of the Project shall be completed not later than the date or dates specified in the Project Plan. The State, in its sole discretion, may require Testing and Acceptance for each major application in the Project Plan. The State shall Accept Service from the Vendor promptly following the installation, and Testing and Acceptance of the Project. The Vendor shall notify the State of its readiness for Testing and Acceptance of the Project and shall participate in and cooperate with the State in completing Testing and Acceptance prior to the State's Acceptance of Service from the Vendor.

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B.     During the period of Testing and Acceptance, the State may accept or reject the Project. If the State rejects the Project during Testing and Acceptance, the State will notify the Vendor in writing of its rejection and may include in the notification any relevant identified defects or deficiencies in the Project, if known. The State shall not declare the Vendor in Default of this Agreement during the initial Testing and Acceptance period unless or until the State provides the Vendor with an additional Fifteen (15) Days from the date of notification of rejection in which to correct the deficiencies or defects in the Program. Upon the Vendor's renotification of readiness for Testing and Acceptance, the State and the Vendor shall recommence the Testing and Acceptance period. If the State rejects the Project during the recommenced Testing and Acceptance period, the State may declare the Vendor in default under this Agreement as specified herein.

1.4    CORRECTION OF DEFECTS OR DEFICIENCIES; MAINTENANCE OF PROJECT

A. The Vendor shall at all times use its best efforts to maintain the Network in such a condition throughout the term of this Agreement and any extension thereof so as to deliver service contemplated by this Agreement on an uninterrupted basis, Twenty-Four (24) hours a day, Seven (7) consecutive days a week, except as provided herein. During the term of the Agreement and any extension thereof, the Vendor, at its sole expense, shall maintain, repair or replace any and all Network components or other materials necessary to provide uninterrupted Twenty-Four (24) hours a day service to the State.

B. The State or its designated representative may periodically and without notice to the Vendor monitor the performance of the Network and the Project. In the event that the monitoring reflects that the Network is experiencing errors in data transmission or interruption of service to the State, the State shall notify the Vendor of service interruption or errors in data transmission. The Vendor shall respond to commence and complete repairs to the Network as specified in Subsection C below.

C. The Vendor shall develop a plan for regular monitoring of the performance of the Network. The monitoring plan shall be subject to approval by the State, and the monitoring plan shall be included in the Project Plan. In the event that the Vendor's monitoring of the Network reflects that the Network is experiencing errors in data transmission or interruption of service to the State, the Vendor shall notify the State (in the manner specified in the Project
Plan) of service interruption or errors in data transmission. The Vendor shall respond to commence repairs to correct the interruption in service or errors in data transmission within two (2) hours of the commencement of the interruption in service or errors in data transmission, and shall use its best efforts to repair the Network and return the Network to normal service. The Vendor shall respond to interruptions in service and errors in data transmission Twenty-Four
(24) hours a day, including Saturdays, Sundays and holidays. If the Vendor is unable to respond to repair the Network within Two (2) hours of commencement of the interruption in service or errors in data transmission, it shall escalate its internal procedures for repairing the Network. The Vendor shall at all times keep and maintain a service interruption log which shall be available for inspection

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by the State.

D. The Vendor shall exercise its best efforts to limit any interruption of service for the purpose of preventive maintenance to, repair or replacement of or upgrading the Network to periods of minimum use. The Vendor shall develop and adopt a preventive and routine maintenance schedule for the Network which is subject to approval by the State, and which shall be included in the Project Plan.

E. The Vendor shall not be subject to default for a service interruption caused by a failure or malfunction of equipment which was not installed or maintained by the Vendor or an affiliate, vandalism by third parties, or a service interruption due to circumstances beyond the reasonable control of the Vendor. Routine and preventive maintenance which is performed in accordance with Subsection D above, shall not subject the Vendor to default.

F. In the event that the Vendor is unwilling or unable to correct the interruption in service within Twenty-Four (24) consecutive hours following the commencement of the service interruption (an interruption caused in whole or in part by the Vendor or an interruption deemed to be within the control of the Vendor), the State may make or cause to have made any repair necessary for the continued operation of the Network and shall charge the Vendor for such repair or replacement. The charges made to the Vendor by the State may be offset from payments due or to become due to the Vendor. Further, if the Vendor fails or is unwilling to repair, maintain, or replace any component of the Network, the Vendor shall at all times during the term of this agreement permit the State or its designated representative, reasonable access to the Network, wherever located, for the purposes of performing maintenance, repairs, replacement and other activities associated with the performance or non-performance of the Network.

1.5    ASSIGNMENT OF AGREEMENT

       The Vendor may not assign this Agreement to another person or entity without the prior written consent of the State.

1.6    DEFAULT; REMEDIES OF STATE

A. The State may declare the Vendor in default of its obligations under the Agreement for any of the following reasons:

       1. Failure by the Vendor to meet the Project completion deadline(s) as required in Section 1.2 herein.

       2. Failure by the Vendor to substantially and materially conform to the specifications as required by the Project Plan.

       3. A breach of any term of this Agreement.

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       4. Failure to meet the deadline(s) established herein.

       5. Non-performance of this Agreement.

       6. After One Hundred Twenty (120) Days from commencement of on-line service, Four (4) or more service interruptions of a duration of Four (4) or more hours each in a Thirty (30) Day consecutive period.

B. The State shall issue a written notice of default providing therein for a Ten (10) Day period in which the Vendor shall have an opportunity to cure, provided that cure is possible and feasible. Time allowed for cure of a default shall not diminish or eliminate the Vendor's liability for liquidated damages, if any.

C. If, after opportunity to cure, the default remains, the State may do one or more of the following:

       1. Exercise any remedy provided by law, including injunctive relief;

       2. Terminate the Agreement, and

       3. Obtain liquidated damages from the Vendor, as described herein.

1.7    INCORPORATED DOCUMENTS & GENERAL PROVISIONS

A. The following documents containing specifications for services requested under Request for Proposal Number 18001S are listed below:

       1. This Agreement together with any exhibits, Project Plans, attachments or addenda, attached hereto or incorporated herein by reference.
       2. Any License Agreements between the State and the Vendor for Vendor owned software.
       3. Any third party License Agreements for software owned by others and provided by the Vendor to the State.
       4. The Request for Proposal No. 18001S, including any and all addenda, tables, exhibits and appendices, and the Vendor's Response to the Request for Proposal, incorporated herein by reference as if set forth fully in this Agreement. The RFP and the Vendor's Response to the RFP shall be deemed to be of equal rank.

       In the event of a conflict among the incorporated or attached documents, the order of precedence shall be as set forth above.

B. Changes in the provisions of this Agreement may be made only in writing signed by all parties hereto.

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C.     This Agreement constitutes the entire agreement between the parties, and any prior understanding or representation of any kind preceding this Agreement shall not be binding upon either party except to the extent incorporated herein.

D. All notices required to be given by either party to the other in accordance with the terms of this Agreement shall be directed as follows:

          STATE:         Name:  James R. Youngblood, Director or Designee
                                Information Technology Services
                                Hoover State Office Building, Level B, Des
                                Moines, Iowa 50319
                         Phone Number:  515-281-8699
                         Facsimile Transmission No.  515-281-6137

          VENDOR:        Name:  W. Kent Hiller or Designee
                                Iowa Interactive, Inc.
                         Address:  210 South Prairie View Drive, #218, West Des
                         Moines, Iowa  50266
                         Phone Number:  515-490-3896
                         Facsimile Transmission No:  515-457-9125

1.8    ACTS OF GOD (FORCE MAJEURE)

       Neither party shall be considered in default under any provision of this Agreement if performance is delayed or made impossible by any causes beyond the control of and without the fault of the party occasioning the delay or impossibility of performance, including, but not limited to: acts of God, fires, floods, severe weather, epidemics or any other natural disaster, embargoes, or quarantines.

1.9    VENDOR'S OBLIGATIONS FOR SUBCONTRACTOR; OFFSETS AND DEDUCTIONS

A. A breach of this Agreement which is the result of a subcontractor's conduct, negligence or failure to perform shall not excuse the Vendor from the provisions of this Agreement.

B. Should the State obtain a money judgment against the Vendor as a result of a breach of this Agreement, the Vendor consents to such judgment being set-off against moneys owed the Vendor by the State under this Agreement or any other Agreement between the Vendor and the State.

C. Amounts due to the State as liquidated damages or any other damages may be deducted by the State without a judgment or any court action from any money payable to the Vendor pursuant to this Agreement or any other Agreement between the Vendor and the State. The State shall notify the Vendor in writing of any claim for liquidated damages or any other damages on or before the date the State deducts such sums from money payable to the Vendor.

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1.10   DEFAULT; REMEDIES OF VENDOR; EARLY TERMINATION BY VENDOR

       Should the Vendor consider the State to be in default of its obligations, the Vendor shall issue a written notice of default providing therein for a Fifteen (15) Day period in which the State shall have an opportunity to cure, provided that cure is possible and feasible. If, after opportunity to cure, the default remains, the Vendor may exercise any remedy provided by law.

       The Vendor may cancel this Agreement upon reasonable notice to the State, and subject to the orderly transition provisions contained herein, if legislation materially alters the authority or duties of Information Technology Services or the Vendor under this Agreement to the extent that continued operation of the Network cannot be supported, or the financial basis upon which the Network relies for solvent Network operations does not materialize or is removed in the future. If the Vendor provides notice to the State under this provision based on financial considerations, the Vendor shall provide at least One Hundred Eighty (180) Days notice, together with a transition plan. However, the Vendor shall not be obligated to continue to operate the Network under this subsection beyond the One Hundred Eighty (180) Days notice period if the Network operations are incurring a net loss as defined in the Project Plan.

1.11   TERMINATION DUE TO NON-APPROPRIATION

       Iowa Information Technology Services will make a reasonable request for the necessary funds for the continued funding of the Project subject of this Agreement during the budget process before the budget is submitted to the General Assembly. Notwithstanding any other provision of this Agreement, if funds anticipated for the continued fulfillment of the Agreement are, at any time, not forthcoming or are insufficient, either through the failure of the State to appropriate funds, or as a result of a deappropriation, or an across-the-board spending reduction ordered by the Governor or the General Assembly, or funding from a federal funding source is reduced or discontinued for any reason, or through discontinuance or material alteration of the Project for which funds were provided, the State shall give the Vendor written notice as soon as practicable documenting the lack of funding.
Unless otherwise agreed to by the parties, the Agreement shall terminate on the last day of the fiscal year for which appropriations were available. However, in the event that an appropriation to cover the cost of this Agreement becomes available within Sixty (60) Days subsequent to termination under this section, the State agrees to re-enter the Agreement with the terminated Vendor under the same provisions, terms and conditions as the original Agreement.

1.12   TERMINATION FOR CONVENIENCE

       The State may terminate this Agreement for convenience for any reason upon Three Hundred Sixty-Five (365) Days written notice to the Vendor of the State's intent to terminate, and the Vendor's sole remedy in the event of termination for convenience is payment for satisfactory services rendered prior to the date of termination for convenience, except as otherwise provided for

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herein and subject to liquidated damages and offsets as specified in this
Agreement. The notice provisions of this paragraph do not apply to the Initial Term of the Agreement.

       In the State's sole discretion and at the State's sole option, if, for any reason, this Agreement is terminated or expires (with or without extension), the Vendor shall continue to operate the Network in accordance with all the terms and conditions enunciated herein, together with any amendments and modifications in existence at the time, for a period up to Twelve (12) months from the time of notification of termination or expiration, whichever occurs earlier. At the time the State exercises its rights under this section, the State shall notify the Vendor of the number of months, during which the Vendor shall continue to operate the Network under this provision. However, the Vendor shall not be obligated to continue to operate the Network under this subsection if the Network operations are incurring a net loss (as defined in the Project Plan) at the time of termination or expiration or during the period of transition unless any such loss is reimbursed by the State during the transition period.

1.13   REMEDIES OF VENDOR IN EVENT OF NON-APPROPRIATION OR FOR CONVENIENCE

       In the event of termination of this Agreement due to non-appropriation under Section 1.11 above or for convenience pursuant to Section 1.12 above, the Vendor's sole and exclusive remedy is as provided for herein.

       If the Agreement is terminated due to non-appropriation, the Vendor's sole and exclusive remedy is to remove any equipment, hardware, software, and other components of the Network furnished by the Vendor for which payment has not been made. Additionally, the Vendor shall be entitled to collect any amounts due to the Vendor on the date of termination of the Agreement for non-appropriation.

       In the event of termination of this Agreement for any reason, the State shall not be liable for the payment of Unemployment Compensation to the Vendor's employees, nor shall the State be liable to the Vendor for payment of Workers' Compensation claims which occur during the Agreement or extend beyond the date on which this Agreement terminates or for any other costs incurred by the Vendor in its performance of the Agreement, except amounts, if any, due and owing to the Vendor by the State on the date of termination.

       If the State terminates this Agreement pursuant to Section 1.11 or
1.12 above prior to or effective September 30, 1998, or elects not to extend the Agreement for the First Extension Period, the State shall purchase from the Vendor all hardware, software furnished by the Vendor and third party software furnished by the Vendor to the extent that the Vendor has the right to assign such third party software, and used in the performance of the Agreement for a price not to exceed that provided for and identified on Attachment 2, attached hereto and incorporated herein by reference. A copy of the list of items subject of this provision is attached hereto and incorporated herein by reference as part of Attachment 2. The list may be modified by the parties from time-to-time.

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       If the State, in its sole discretion, elects to extend this Agreement for the First Extension Period or a Subsequent Extension Period and subsequently terminates the Agreement for convenience under circumstances in which the final date of service by the Vendor pursuant to the notice of termination for convenience is less than Sixty (60) months after April 23, 1998, the effective date of this Agreement, the Vendor's software license price to the State shall be an amount determined by applying straight-line monthly increment amortization over a Sixty (60) month period ($16,666 per month) as measured from the effective date of the Agreement, April 23, 1998, to the initial price of One Million Dollars and No Cents ($1,000,000.00).
This payment provision does not apply to any termination date or failure of the State to extend for a Subsequent Extension period which occurs more than Sixty (60) months after the effective date, April 23, 1998, of this Agreement. Upon payment of the amount as specified herein, if any, the State shall receive from the Vendor a license of the type described in Section 1.27.

       The Vendor shall, in addition to the other remedies as provided in this section, be entitled to collect any monies due to the Vendor as of the date of termination, cancellation or expiration of the Agreement.

       If the Agreement remains in effect for a period of Sixty (60) months after the effective date, April 23, 1998, then the License of the type described in Section 1.27, Subsection B, vests in the State without any additional payment by the State to the Vendor.

1.14   VENDOR DUTIES

A. All records of the Vendor relating to this Agreement shall be retained for five (5) years following the date of final payment under this Agreement. Nothing in this Agreement shall be construed to permit or authorize the Vendor to destroy or eliminate documents, records, or files in violation of any statute or rule governing the Vendor's retention of records.

B. 1. The Vendor agrees that the Auditor of the State of Iowa or any authorized representative of the State, and where federal funds are involved, the Comptroller General of the United States or any other authorized representatives of the United States Government, shall have access to and the right to examine, audit, excerpt and transcribe any directly pertinent books, documents, papers, and records of the Vendor relating directly or indirectly to the activities of the Vendor under this Agreement.

       2. The Vendor further agrees that the State or a representative of its selection may conduct a complete technology (contract compliance) audit at least once annually to determine whether or not the Vendor is complying with the terms of this Agreement, the Project Plan, criteria established for access to data, state and federal law regarding confidential records, and any other applicable state and federal laws and regulations.

       3. The Vendor shall promptly comply with and correct any deficiencies noted in the audit reports as audit exceptions and will promptly implement any recommendations requested by the State or its representative to which the Vendor and the State agree. The Vendor shall not impose

                               Page 10 of 27
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any charges on the State, the federal government or their authorized representatives for access to any relevant documents or records, however compiled and maintained, and shall fully cooperate with the State or federal government and their authorized representatives in the conduct of the financial and technology (contract compliance) audits. The State shall not impose a charge on the Vendor for the financial or technology (contract compliance) audit. The State may declare the Vendor in default of its obligations under this Agreement in the event that financial or technology audit exceptions disclose material, significant or repeated violations of the terms of this Agreement. To the extent that audit report discloses any discrepancies in the Vendor's charges, billings, or financial records and following a reasonable period for review and verification of the amount of any discrepancy by the Vendor, the Vendor shall adjust the next monthly billing to the State, and, in any event, the adjustment shall occur within Ninety (90) calendar days after the date of the audit report. The Vendor shall exercise its best efforts to cooperate with the State or its representative to assure that any verification is completed in a timely manner.

C. The Vendor shall comply with the applicable provisions of federal, state and local laws and regulations to insure that no employee or applicant for employment is discriminated against because of race, religion, color, age, sex, national origin, or disability. The Vendor shall have an affirmative action plan, if required by law.

D. The Vendor warrants that no person or selling agency has been employed or retained to solicit and secure this Agreement upon an agreement or understanding for commission, percentage, brokerage or contingency excepting bona fide employees or selling agents retained for the purpose of securing business. In the event of breach of this subsection, which shall be considered a material term of this Agreement, the State shall have, in addition to the remedies contained in Section 1.6 above, a right to liquidated damages in the sum of $50,000.00. Such damages are not a penalty and would be assessed only because the monetary damage to the State's competitive bidding process resulting from breach of this subsection is difficult, if not impossible, to measure.

E. In the event that the Vendor utilizes subcontractors for the purpose of fulfilling its obligations under this Agreement, all such subcontractors shall be procured with appropriate attention to the principles of competition and quality of workmanship; however, the Vendor shall not be required to adhere to the State's competitive bidding procedures in its selection of subcontractors. All records relating to subcontracts shall be retained as required in Subsection A. above and available for audit or examination as required in Subsection B. above.

F. If the Vendor is a joint entity, consisting of more than one individual, partnership, corporation or other business organization, all such entities shall be jointly and severally responsible for fulfilling the activities and obligations under this Agreement, and for any default under this Agreement. The Vendor asserts that it is not a joint entity.

G. The Vendor shall provide and pay for all labor, materials, tools, machinery, storage of same and transportation necessary for the Vendor to provide the services required under this Agreement, except as otherwise provided in this Agreement. The Vendor shall be solely responsible for recruitment, hiring, management of, training, discipline and termination, and any other indicia of an

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employer, including payment of salaries, benefits, bonuses and the like with respect to its employees during the term of this Agreement and any extension thereof.

H. 1. Some data, software programs, operating systems and platforms, including third party proprietary software and methodologies, copyrighted and patented information and other information including, but not limited to information contained in the State's files and records however maintained and stored, as well as policies and activities of the State are confidential (collectively Confidential Information). The Vendor shall preserve the confidentiality of such Confidential Information which may be revealed to the Vendor in its performance of this Agreement. The Vendor shall maintain adequate and appropriate network security in accordance with standards mutually agreed upon by the parties to insure the safeguarding of the State's Confidential Information and other data, electronic files, systems, applications and programs. In the event of breach of this provision, the State may suspend this Agreement immediately upon notice to the Vendor of default and may, in its sole discretion, terminate this Agreement with the Vendor if the default remains uncured after Seven (7) consecutive days following notice to the Vendor. The Vendor shall comply with all applicable federal and State laws and regulations regarding confidentiality of the records to which the Vendor is permitted access. The Vendor, its agents and employees may be required to execute Confidentiality and Non-Disclosure Agreements to obtain access to certain Confidential Information.

       Provided that the Vendor has complied with the conditions specified in this provision for safeguarding the State's Confidential Information, the State will not terminate this Agreement with the Vendor if the Vendor shall within Three (3) business days following notification of the breach, determine the cause or source of the breach and take all reasonable corrective measures to eliminate the cause or source of the breach, and to the extent possible cure the breach.

       2. Both parties agree to protect all Confidential Information provided by one party to the other, and not to publish or disclose to any third party, misuse, alter or destroy or make any use whatsoever of such information without the other party's written permission by using those methods and procedures normally used to protect one's own Confidential Information.

       3. Confidential Information will remain the property of the disclosing party, and the receiving party will not be deemed by virtue of this Agreement or any access to the disclosing party's Confidential Information to have acquired any right or interest in or to any such Confidential Information.
The receiving party agrees: (i) to hold the Confidential Information in strict confidence; (ii) to limit disclosure of the Confidential Information to the receiving party's own employees having a need to know the Confidential Information for the purposes of this Agreement; (iii) not to disclose any Confidential Information to any third party; (iv) to use the Confidential Information solely and exclusively in accordance with the terms of this Agreement in order to carry out its obligations and exercise its rights under this Agreement; and (v) to notify the disclosing party promptly of any unauthorized use or disclosure of the Confidential Information and to cooperate with and assist the disclosing party in every reasonable way to stop or minimize such unauthorized use or disclosure.

       4. The Vendor agrees that if a court of competent jurisdiction determines that the Vendor has breached, or attempted or threatened to breach, its confidentiality obligations to the State or the State's proprietary rights, the State will be entitled to obtain appropriate temporary and/or permanent injunctive relief and other measures restraining further, attempted or threatened breaches of such obligations and the Vendor hereby consents to a court order granting such relief. Such relief or measures shall be in addition to, and not in lieu of, any other rights and remedies available to the State.

       5. The provisions of this section shall remain in full force and effect and otherwise survive the expiration or termination of this Agreement or any extension thereof for a period of Three (3) years following the last day that the Vendor provides service, or as prescribed by statute, whichever is longer, or as determined by the parties and included in the Project Plan.

I. The State declares and the Vendor acknowledges the purpose of this Agreement is to facilitate efficient and effective electronic access to the State's public records as defined in Iowa Code chapter 22, and other State records, data (inbound and outbound), and electronic filings (collectively Electronic Transactions) over public networks such as the Internet for the use and benefit of governmental entities, citizens, and members of the public generally, and further to facilitate effective and efficient interaction between Iowa State government and its citizens using such electronic means as the Internet. The State hereby appoints the Vendor as an agent of the State for the limited purpose of transmitting Electronic Transactions under this provision and such appointment is specifically limited to the Vendor's obligations under this provision.

       Electronic Transactions involving such public records or other data, however stored, maintained, or conducted by the Vendor on the State's behalf for the purposes enunciated in this Agreement does not represent the assignment or sale of the records or other data to the Vendor, nor may the Vendor pledge or obligate the records or data as security for a loan, mortgage, or any other financing transaction. The Vendor may not, outside of fulfilling its obligations to the State, independently package, sell, or otherwise provide the State's data to any third party for consideration, monetary or other gain.

J. The Vendor shall have and maintain a disaster recovery plan which provides for the efficient and effective resumption and continuation of the Project's activities following a disaster.

K. The Vendor shall have and maintain a secure additional off site storage facility for Network software which shall be "backed up" daily or periodically as appropriate and removed from the primary business location. The Vendor shall maintain redundant capabilities for critical functions as defined by the parties and included in the Project Plan so as to minimize any disruption in service to the State.

L. The State may provide the Vendor with access to data contained in the State's computer system for the purpose of the Vendor's activities under this Agreement; however, the State shall not be liable to the Vendor for any direct or indirect costs or expenses which may be incurred by the Vendor during periods when the computer system or any component is being serviced, maintenance is being performed, the system is inoperable for any reason, or the Vendor is unable to access the data for any reason. The Vendor shall hold harmless the State from and against any and all liability, including any losses, damages, including lost profits, claims, and expenses to the Vendor occasioned by the State's failure to transmit signals accurately, even if such outage, interruption or failure was occasioned in whole or in part by the acts or omissions of the State.

M. Nothing in this Agreement shall be construed as creating or constituting the relationship of a partnership or joint venture between the parties hereto. Except as specifically authorized in this Agreement, each party shall be deemed to be an independent contractor contracting for services and acting toward the mutual benefits expected to be derived herefrom. No party, unless otherwise specifically provided for herein, has the authority to enter into any contract or create an obligation or liability on behalf of, in the name of, or binding upon another party to this Agreement.

       In the event that the Vendor collects fees pursuant to Iowa Code chapter 22 or any other statutory provision for and on behalf of the State under this Agreement, the State hereby appoints the Vendor as an agent for the limited purposes of collecting, accounting for and transferring said fees to the State.

N. The Vendor shall not load, use, transmit, store or maintain any application which would track an individual's use of the citizen's information network except to the extent necessary to prevent unauthorized access to confidential data, to preserve the integrity of "firewalls", to document a subscriber's account activity, to collect fees as authorized by the State, to comply with a specific request by the State, or to comply with an order of a court of competent jurisdiction.

1.15   INDEMNIFICATION; CONSEQUENTIAL AND INDIRECT DAMAGES

       The Vendor shall indemnify and hold harmless the State, its officials, agents and employees, from and against any and all claims, damages, losses, settlements, judgments, costs and expenses, including attorney's fees (collectively Damages), arising out of or resulting from the Vendor's performance or attempted performance of its obligations under this Agreement; claims for infringement of patents, trademarks, trade dress, trade secrets, or copyrights arising from the design of the project; and, any violation of this Agreement, to the extent that any such Damages are caused in whole or in part by an intentional or negligent act or omission by the Vendor, any subcontractor, agent, representative or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable.

       The Vendor shall indemnify and hold harmless the State, its officials, agents and employees, from and against any and all claims by an employee of the Vendor, its subcontractors, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable. The indemnification under this subsection shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the

Vendor or a subcontractor under Workers Compensation Acts, disability benefit acts or other employee benefit acts.

       Neither party shall be liable to the other party for lost profits, indirect, special, punitive or consequential damages arising under this Agreement or from any breach or partial breach of the provisions of this Agreement or arising out of any act or omission of any party to this Agreement, its subcontractor, employees, servants, representatives or agents, or arising under theories of strict liability or tort.

       The obligations of the respective parties under this section shall survive the expiration or termination of this Agreement, including any extensions thereto, with respect to any occurrences within the term of this Agreement.

1.16   TAXES: STATE AND LOCAL; OFFSET BY STATE

       The State declares and the Vendor acknowledges that the Vendor and its subcontractors, may be subject to certain taxes, including but not limited to sales tax, motor vehicle fuel tax, personal or corporate income tax or other taxes or assessments, and to licensing fees or other miscellaneous fees or charges which may be imposed by Federal State or local law or ordinance. The Vendor and its subcontractors shall be solely responsible for the payment of such taxes. The Vendor shall promptly pay all such taxes, fees or charges when due. The State is a tax exempt entity and no payment will be made for any taxes levied on the Vendor for any purpose. If the Vendor is in arrears in payment of any state taxes which are due and payable to the State, the State may offset any taxes in arrears from payments to the Vendor under this Agreement.

1.17   PROPERTY DAMAGE

       The Vendor shall exercise its best efforts to prevent damage to property of the State in the course of performing its obligations under this Agreement. The Vendor shall restore damaged property to the extent possible to its condition prior to the damage at the sole expense of the Vendor. Such restoration shall be complete when judged satisfactory by the State.

1.18   SAFETY OF PERSONS AND PROPERTY; INSURANCE

       The Vendor shall maintain in full force and effect during the term of this Agreement and during any extensions or renewals thereof, liability and property damage insurance to protect the Vendor, its subcontractors, if any, and the State from claims for damage which may arise from operations under this Agreement, and the amount of such insurance shall not be less than the following:

       (1) Bodily injury liability insurance in an amount to be determined by the State for injuries, including accidental death, to any person, and subject to the same limitation for each person, in an amount not less than One Million Dollars and No Cents ($1,000,000.00) per occurrence.

       (2) Property damage insurance in an amount not less than One Million Dollars and No Cents ($1,000,000.00) per occurrence.

       (3)  Workers' Compensation - Statutory.

       The Vendor shall arrange with its insurer for notice of cancellation of the required insurance coverages to be directed to the State in addition to any notices of cancellation which may be directed to the Vendor. The Vendor's insurer shall state in the certificate of insurance that no cancellation of the insurance is effective without Ten (10) Days prior written notice to the State. All insurance coverage required by this Agreement shall provide coverage for all claims arising from activities occurring during the term of the policy regardless of the date the claim is filed or expiration of the policy.

1.19   RECEIVERSHIP

       The Vendor shall immediately, and not later than two business days after any such filing, notify the State, in writing, if: (a) the Vendor files a voluntary petition in bankruptcy, a voluntary petition to reorganize its business, or a voluntary petition to effect a plan or other arrangement with creditors; (b) the Vendor files an answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed pursuant to the United State bankruptcy code, as amended; (c) an order for relief under the Bankruptcy Code is entered for the Vendor, or the Vendor makes an assignment for the benefit of creditors, applies for or consents to the appointment of a receiver or trustee for all or any part of its property; (d) the Vendor institutes dissolution or liquidation proceedings with respect to its business; (e) an order is entered approving an involuntary petition to reorganize the business of the Vendor or to effect a plan or other arrangement with creditors or appointing a receiver or trustee for the Vendor for all or part of its property; or (f) if a writ or warrant of attachment, execution, distraint, levy, possession, or any similar process which may materially affect the operation of the Vendor, is issued by any court against all or any material part of the Vendor's property.

       In the event that said petition, writ or warrant is not dismissed or a stay of foreclosure obtained or said appointment, assignment, or proceedings are not rescinded or terminated within One Hundred Twenty (120) Days of the issuance, making, or commencement thereof, and the effect thereof is to materially impede or frustrate the ability of the Vendor to fulfill its obligations under this Agreement, then the State may terminate this Agreement without penalty, unless: (a) within One Hundred Twenty (120) Days after the election or appointment, any receiver or trustee of the Vendor, or the Vendor as a debtor-in-possession in connection with any reorganization or similar proceedings, shall have remedied any uncured failure to comply with any provision of this Agreement; and, (b) within said One Hundred Twenty (120) Days, the receiver or trustee, or the Vendor as a debtor-in-possession, shall have executed an agreement with the State, which shall have been approved by the court having jurisdiction, whereby the receiver or trustee, or the Vendor in its capacity as a debtor-in-possession, assumes all obligations and agrees to be bound fully by each and every provision of this Agreement.

1.20   OBLIGATIONS BEYOND AGREEMENT TERM

       The obligations of the State and the Vendor incurred or existing under this Agreement as of the date of expiration, termination or cancellation will survive the expiration, termination or cancellation of this Agreement and include the following sections: Section 1.9, subsection B; Section 1.14, subsections A, B, E, H, I, N; Section 1.15; Section 1.22; Section 1.23, subsections A, B, C, F, G; Section 1.25; Section 1.27; and Section 1.28.

1.21   AUTHORIZATION

       Each party to this Agreement represents and warrants to the other that:

       1. It has the right, power and authority to enter into and perform its obligations under this Agreement.

       2. It has taken all requisite action (corporate, statutory or otherwise) to approve execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon itself in accordance with its terms.

1.22   SOVEREIGN IMMUNITY

       The State specifically reserves the defense of sovereign immunity as allowed by state or federal law or regulations for any claim arising out of or related to the duties and obligations imposed by this Agreement.

1.23   MISCELLANEOUS

A. This Agreement shall be interpreted in accordance with the laws of the State of Iowa, and any action relating to this Agreement shall only be commenced in Polk County, Iowa, District Court or in the United States District Court for the Southern District of Iowa. This provision shall not be construed as waiving any immunity to suit or liability which may be available to the State.

B. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be valid and enforceable to the extent that the essential purpose of this Agreement will not be defeated by such an interpretation.

C. Failure of either party at any time to require strict performance of any provision of this Agreement shall not constitute a waiver of that provision nor in any way limit enforcement of the provision.

D. The parties agree to execute any additional documents necessary to effectuate this Agreement.

E. This Agreement supersedes any and all prior Agreements between the State and the Vendor for the purpose of completing the project contemplated by this Agreement.

F. The various rights, powers, options, elections and remedies of either party, provided in this Agreement, shall be construed as cumulative and no one of them is exclusive of the others or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way unremedied. unsatisfied, or undischarged.

G. The Vendor irrevocably consents to service of process by certified or registered mail addressed to the Vendor's designated agent. The Vendor appoints W. Kent Hiller at Des Moines, Iowa, as its agent to receive service of process. If for any reason the Vendor's agent for service is unable to act as such or the address of the agent changes, the Vendor shall immediately appoint a new agent and provide the State with written notice of the change in agent or address. Any change in the appointment of the agent or address will be effective only upon actual receipt by the State. Nothing in this provision will alter the right of the State to serve process in any other manner permitted by law.

1.24   REQUIRED PROVISIONS

A. Should the Vendor fail either to include in the quoted price, or to deliver to the State any of the requirements as specified in the RFP for Phases I, II, and III or any negotiated agreements between the parties, the Vendor shall be required to install the same or provide the service at the Vendor's own expense, prior to the date on which the Agreement is implemented.

B. The Vendor shall be responsible for the performance of any subcontractors who are retained by the Vendor in the performance of this Agreement.

1.25   YEAR 2000 COMPLIANCE

       The Vendor warrants that each item of hardware, software, firmware or a custom designed and delivered software Project or a system which is developed or delivered under this Agreement shall accurately process date data, including but not limited to calculating, comparing and sequencing, from, into, between and among the nineteenth, the twentieth and the twenty-first centuries, including leap year calculations, when used in accordance with the item(s) documentation provided by the Vendor. If the items to be developed and delivered under this Agreement are to perform as a system with other hardware and/or software, then the warranty shall apply to the items developed and delivered and as the items process, transfer, sequence data, or otherwise interact with other components or parts of the system. The duration of this warranty and the remedies available to the State for a breach of this warranty include, but are not limited to repair or replacement of non-compliant items or systems. Nothing in this warranty shall be construed to limit any rights or remedies of the State under this Agreement with respect to defects in the items other than year 2000 compliance.

1.26   PERFORMANCE BOND

       On the effective date of this Agreement, the Vendor has furnished surety satisfactory to the State for the faithful performance of the Agreement, with the additional obligation that the Vendor shall promptly pay all persons supplying labor or material in the performance of work pursuant to the Agreement. The Vendor shall maintain the required surety in full force and effect during the first contract year. If the Vendor is not in default of a material term of this Agreement at the end of the first contract year, the State will permit the Vendor to reduce the surety. If, however, the Vendor is in breach of a material term of this contract at the end of the first or any subsequent contract year, the Vendor shall maintain the surety in the amount set for the first year of performance in full force and effect for the subsequent year.

1.27   LICENSE AGREEMENTS; INTELLECTUAL PROPERTY

       The parties agree that all license agreements for Vendor owned or third party software to be provided by the Vendor to the State shall contain provisions which shall make clear certain rights of the parties, including but not limited to ownership of the software, the rights of the respective parties in the software, the rights and obligations of the parties in the event of insolvency of the Vendor, payments due to the Vendor for perpetual use of the software in the event of termination or expiration of the Agreement prior to certain milestone events, escrow of source code, ownership of the hardware, operating systems, software, and peripheral equipment (other than the aforementioned software), indemnification with respect to infringements, and other related provisions. The following provisions with respect to intellectual property shall apply to any license agreement under this Agreement unless otherwise agreed to by the parties.

       A. Warranty Regarding Intellectual Property Rights. The Vendor warrants that, in the performance of this Agreement, the Vendor's work product and the information, data, designs, processes, inventions, techniques, devices, and other such intellectual property furnished, used, or relied upon by the Vendor will not infringe any copyright, patent, trademark, trade dress or other intellectual property right of third parties.

       B. Right to Use License to Intellectual Property. The Vendor grants the State, subject to the applicable provisions relating to payment as specified in this Agreement, a perpetual, right-to-use only, license in and to Network software, whether furnished to the State or developed on behalf of the State, together with regulated access to the source code and the right to modify the Network software. The Network components include, but are not limited to the items identified on Attachment 1 and Attachment 2, attached hereto and incorporated herein by reference. The parties may modify these lists from time-to-time.

1.28   FIDELITY BOND

          The Vendor shall post a fidelity bond in the amount of one million dollars ($1,000,000). The bond shall be delivered to the State and shall be issued by a qualified surety, licensed to do business in Iowa, which is acceptable to the State. The cost of this bond shall be paid by the Vendor. The bond shall provide funds in the event that the Vendor or State suffers any liability, loss, damage, or expense as a result of any fraudulent or dishonest act or omission of the Vendor or any subcontractor or any officer, employee, or agent of the Vendor or any subcontractor or any parent or subsidiary corporation of the Vendor or any subcontractor. Subject to annual renewal, this bond shall be in force throughout the term of this Agreement; shall be renewed for one (1) year following expiration (including any extensions or renewals) or termination of this Agreement; and, further shall provide that it cannot be canceled during the annual term of the bond. The Vendor warrants that it will maintain the required fidelity bond coverage at all times during the term of this Agreement without any lapse in coverage. (THIS PROVISION WILL TAKE EFFECT IF AND WHEN, AND PRIOR TO COLLECTION OF FEES BY THE VENDOR.)

                        (SIGNATURE PAGES FOLLOW THIS PAGE.)

                           SIGNATURE PAGE (VENDOR)



----------------------------------
IOWA INTERACTIVE, INC.

BY: /s/ W. Kent Hiller                       (       W. Kent Hiller        )
    --------------------------                ------------------------------
   (SIGNATURE OF AUTHORIZED REPRESENTATIVE)  (PLEASE PRINT NAME OF AUTHORIZED
                                              REPRESENTATIVE)

                             SIGNATURE PAGE (STATE)

                                 STATE OF IOWA



/s/ James R. Youngblood
------------------------
STATE OF IOWA


BY:   James R. Youngblood
    ------------------------

[LETTERHEAD]

August 7, 1998

Mr. Kent Hiller
General Manager
IOWAccess Network
206 6th Avenue, Suite 1101
Des Moines, IA 50309

Dear Mr. Hiller:

Please consider this letter as notification of extension of State of Iowa Contract No. 2501 for a period of three (3) years (First Extension Period) as specified in Section 1.0 of the contract. All performance criteria specified in the contract shall remain in force throughout the extension period.

Further, a project plan is required per the contract and will be expected to be completed and forwarded to me by no later than August 31, 1998. Please signify your agreement by signing below and returning an original, fully executed letter to me. If you have any questions regarding this notification, please don't hesitate to contact me.

Sincerely,


/s/ Jim Youngblood
Jim Youngblood
Director, Information Technology Services
State of Iowa

Agreed:    By: /s/ W. Kent Hill                       Date:  8/7/98
              ----------------------------                 ------------------
                Iowa Interactive, Inc.

cc Janet Huston
   Contract File, DGS